Exhibit 10.2

Name:	John Costello
Number of Shares of Restricted Stock:	27,096
Date of Grant:	February 28, 2014

DUNKIN’ BRANDS GROUP, INC.
2011 OMNIBUS LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

This agreement (this “Agreement”) evidences the grant of Restricted Stock (as defined in the Plan referenced below) (the “Award”) by Dunkin’ Brands Group, Inc. (the “Company”) to the undersigned (the “Grantee”), pursuant to and subject to the terms of the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.
1.Grant of Restricted Stock. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) the number of shares of Restricted Stock of the Company set forth above (the “Shares”), in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
3.Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.
4.Vesting. As used herein with respect to any Share, the term “vest” means the lapsing of the restrictions described herein with respect to such Share, subject to the terms of the Plan. Unless earlier terminated, relinquished or expired, the Shares shall vest in full on July 31, 2016, subject to the Grantee remaining in continuous Employment through such date.
No Shares shall vest on a vesting date specified above unless the Grantee has remained in continuous Employment from the Date of Grant through such vesting date.
5.Change in Control. If (i) in connection with a Change in Control this Award, to the extent outstanding immediately prior to such Change in Control, is assumed or continued, or a new award is substituted for this Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, and (ii) at any time within the 18-month period following the Change in Control, the Grantee’s Employment is terminated by the Company (or its successor) without Cause or the Grantee terminates his Employment for Good Reason, this Award (or the award substituted for this Award), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination.

If in connection with a Change in Control this Award is not assumed or continued, and a new award is not substituted for this Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, this Award, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.
For purposes of this Award, “Good Reason” means the occurrence of any of the following: (i) a material diminution in the nature or scope of the Grantee’s responsibilities, duties, authority or status; provided that each of (A) a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation, (B) any diminution of the business of the Company or any of its Affiliates and (C) any sale or transfer of equity, property or other assets of the Company or any of its Affiliates (including any such sale or transfer or any other transaction or series of such transactions that results in a Change in Control) will be deemed not to constitute “Good Reason”; (ii) a relocation of the Grantee’s place of employment, without the Grantee’s consent, to a location that is more than fifty (50) miles from Canton, Massachusetts; or (iii) the Company’s failure to perform substantially any material term of this Agreement or any employment agreement with the Company or any of its Affiliates to which the Grantee is subject; provided that, if the Grantee is subject to an employment, severance-benefit or other similar agreement with the Company or an Affiliate containing a separate definition of “Good Reason”, the definition contained in such agreement will apply for purposes of this Agreement for so long as such agreement is in effect. A termination will qualify as a termination for Good Reason only if (1) the Grantee gives the Company notice, within ninety (90) days of its first existence or occurrence (without the Grantee’s consent), of any or any combination of the eligibility conditions specified above; (2) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (3) the Grantee terminates his Employment not later than six months following the end of such 30-day period.
6.Effect of Certain Terminations of Employment. Notwithstanding anything herein to the contrary, if the Grantee’s Employment (1) is terminated by the Company other than for Cause and other than for Performance-Based Cause, or (2) is terminated by the Grantee for Good Reason, in each case, prior to July 31, 2016 (and regardless of whether or not a Change in Control has occurred), then the Shares will become vested on the applicable termination date. If Grantee’s employment terminates due to the Grantee’s death or is terminated by the Company due to the Grantee’s disability prior to July 31, 2016 (and regardless of whether or not a Change in Control has occurred), the number of Shares that become vested will be pro-rated based on the number of days that elapsed from the Date of Grant until the date of such termination.
For purposes of this Section 6, “Performance-Based Cause” means the Grantee’s failure to perform his duties to the reasonable standards required by the Board, which standards shall be communicated to the Grantee on a periodic basis, after written notice and an opportunity of thirty (30) days to cure.
7.Dividends, etc. The Grantee shall be entitled to receive any and all dividends or other distributions paid with respect to those Shares of which the Grantee is the record owner on the record date for such dividend or other distribution; provided, however, that any property or cash (including, without limitation, any regular cash dividends) distributed with respect to a Share (the “associated share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any cash amounts that would otherwise have been paid with respect to an associated share shall be accumulated and paid to the Grantee, without interest, only upon, or within thirty (30) days following, the date on which such associated share vests in accordance with this Agreement (such date, the Vesting Date”) and any other property distributable with respect to an associated share shall vest on the Vesting Date. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted rights to cash or restricted property described in this Section 7.
8.Forfeiture Risk, Recovery of Compensation.
(a)Except as expressly provided in Section 5 above, if the Grantee’s Employment ceases for any reason, including death, the Shares, to the extent not already vested, will be automatically and immediately forfeited upon such termination.
(b)This Award is subject to Section 6(a)(5) of the Plan. The Award (whether or not vested) is subject to forfeiture, termination and rescission, and the Grantee will be obligated to return to the Company the value received with respect to the Award (including any gain realized on a subsequent sale or disposition of Shares), (i) upon or in connection with a breach by the Grantee of a non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or its subsidiaries, (ii) in accordance with any clawback or similar policy maintained by the Company, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(c)The undersigned hereby (i) appoints the Company as the attorney-in-fact of the undersigned to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.
9.Retention of Certificates. Any certificates representing unvested Shares shall be held by the Company. If unvested Shares are held in book entry form, the undersigned agrees that the Company may give stop transfer instructions to the depository to ensure compliance with the provisions hereof.
10.Legends, Etc. Any certificates representing unvested Shares will bear such legends as determined by the Company that discloses the restrictions on transferability imposed on such Shares as a result of this Agreement and the Plan. As soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the undersigned. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
11.Certain Tax Matters.
(a)    The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date this Award is granted and the Grantee must provide the Company with a copy of the 83(b) election prior to filing. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.
(b)    This Award or the vesting of the Shares granted hereunder, and the payment of dividends with respect to such Shares, will give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder are subject to the Grantee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. The Grantee authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise payable to the Grantee, but nothing in this sentence should be construed as relieving the Grantee of any liability for satisfying his obligation under the preceding provisions of this Section.
12.Effect on Employment. The grant of the Shares will not give the Grantee any right to be retained in the employ of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his Employment at any time.
13.Stock Ownership Guidelines. This Award is subject to the Company’s Stock Ownership Guidelines, as adopted on May 15, 2012, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). The Grantee acknowledges and agrees to comply with the terms and conditions of the Guidelines, including the retention ratios set forth therein.
14.Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
By acceptance of the Shares, the Grantee agrees hereby to be subject to the terms of the Plan. The Grantee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company may be an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) the signature, whether electronic or non-electronic, will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.
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Executed as of the 28th day of February, 2014.

Company:	DUNKIN’ BRANDS GROUP, INC.

By:     /s/ Richard Emmett
Name: Richard J. Emmett
Title: Chief Legal & Human Resources Officer

Grantee:	/s/ John H. Costello
Name: John Costello

[Signature Page to Restricted Stock Agreement]